Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2024, Immix Biopharma, Inc. (“the Company”) had one class of security registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), its common stock, par value $0.0001 per share (the “Common Stock”).

Description of Common Stock

The following description of the Company’s Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Company’s Amended and Restated Bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. The Company encourages you to read its Certificate of Incorporation, Bylaws, and the applicable provisions of the Delaware General Corporation Law for additional information.

Authorized Capital Shares

The Company’s authorized capital shares consist of 200,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”).

Voting Rights

Holders of the Company’s Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the Company’s stockholders. Holders of the Company’s Common Stock have no cumulative voting rights.

Dividend Rights

Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of the Company’s Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Company’s board of directors out of the Company’s assets which are legally available.

Liquidation Rights

Upon the Company’s liquidation, dissolution or winding-up, holders of the Company’s Common Stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of the Company’s outstanding shares of Preferred Stock.

Other Rights

Holders of the Company’s Common Stock have no preemptive or conversion rights or other subscription rights.

Applicable Anti-Takeover Law

Set forth below is a summary of the provisions of the Company’s Certificate of Incorporation and Bylaws and the Delaware General Corporation Law that could have the effect of delaying or preventing a change in control of the Company. The following description is only a summary, and it is qualified by reference to the Certificate of Incorporation, Bylaws and relevant provisions of the Delaware General Corporation Law (the “DGCL”).

Delaware Law

The Company is governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly-traded Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock, subject to certain exceptions. The statute could have the effect of delaying, deferring or preventing a change in control of the Company.

Board of Directors Vacancies

The Company’s Certificate of Incorporation and Bylaws authorize only the Company’s board of directors to fill vacant directorships. In addition, the number of directors constituting the Company’s board of directors may be set only by resolution of the majority of the incumbent directors.

Stockholder Action; Special Meeting of Stockholders

The Company’s Bylaws provide that the Company’s stockholders may not take action by written consent. The Company’s Bylaws further provide that special meetings of the Company’s stockholders may be called by a majority of the board of directors, the President, or the Chairman of the board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Company’s Bylaws provide that stockholders seeking to bring business before the Company’s annual meeting of stockholders, or to nominate candidates for election as directors at the Company’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to the Company’s Secretary at its principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which a public announcement of the date of such meeting is first made by the Company. These provisions may preclude the Company’s stockholders from bringing matters before the Company’s annual meeting of stockholders or from making nominations for directors at the Company’s annual meeting of stockholders.

Authorized but Unissued Share

The Company’s authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval and may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

The Company’s Certificate of Incorporation provides that unless the Company consents in writing to the selection of an alternative forum, the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Company’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Company, its directors, officers, employees or agents governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

Additionally, the Company’s Certificate of Incorporation provides that the foregoing provision shall not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock are deemed to have notice of and consented to this provision.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our vigorously assert the validity and enforceability to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm our business.

Transfer Agent and Registrar

The Company’s transfer agent and registrar is Securitize, whose address is 6725 Via Austi Pkwy, Suite 300, Las Vegas, Nevada 89119.

Listing

The Company’s Common Stock is listed on The Nasdaq Capital Market under the symbol “IMMX.”